LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Mallika Srinivasan, hereby appoints each of Joel F. Herold, Stephanie R. Gallina and Wesley C. Bell of Cravath, Swaine & Moore LLP to be the undersigned’s true and lawful attorney, for her, and in her name, place and stead to execute, acknowledge, deliver and file Forms 3, 4, and 5 (including amendments thereto) with respect to securities of AGCO Corporation (the “Company”), required to be filed with the U.S. Securities and Exchange Commission, national securities exchanges and the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, granting to each of Joel F. Herold, Stephanie R. Gallina and Wesley C. Bell full power and authority to perform all acts necessary to the completion of such purposes.

The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than those named herein.

The undersigned agrees and represents to those dealing with its attorneys-in-fact herein, Joel F. Herold, Stephanie R. Gallina and Wesley C. Bell, that this Power of Attorney is for indefinite duration and may be voluntarily revoked only by written notice to either such attorney-in-fact, delivered by registered mail or certified mail, return receipt requested.

WITNESS THE EXECUTION HEREOF this 7th day of September 2012.

/s/ Mallika Srinivasan
Mallika Srinivasan